Exhibit 10.11

Equity Interest Pledge Agreement

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (the “Agreement”) is entered into on September 8, 2020 by and among the following parties as the amendment and restatement of the Equity Interest Pledge Agreement entered into on May 7, 2020 by and among Beijing Yiqi Education & Technology Co., Ltd., Beijing Yiqi Education Information Consultation Co., Ltd., Chang Liu and Dun Xiao:

(1)	Beijing Yiqi Education & Technology Co., Ltd. (the “Pledgee”), a wholly foreign owned enterprise incorporated subject to the laws of the People’s Republic of China (“PRC”);

(2)	Beijing Yiqi Education Information Consultation Co., Ltd. (the “Company”), a limited liability company incorporated subject to the PRC laws; and

(3)	Chang Liu, a PRC citizen (PRC ID Card No.: [***]); and

Zhan Xie, a PRC citizen (PRC ID Card No.: [***]) (together with Chang Liu, collectively as the “Pledgors”).

(Each of the above Pledgee, the Company, and the Pledgors, hereinafter individually referred to as a “Party”, and collectively the “Parties”.)

Recitals

(A)	WHEREAS, as of the date of execution of this Agreement, the Pledgors totally hold 100% equity of the Company, with the aggregate contribution amount being CNY thirty million (5,000,000.00).

(B)

WHEREAS, an Exclusive Management Services and Business Cooperation Agreement was entered into by and among the Pledgee, the Company and other relevant parties on May 7, 2020 (the “Exclusive Management Services and Business Cooperation Agreement”) under which the Company shall pay service costs to the Pledgee regarding certain services to be provided by the Pledgee.

(C)

WHEREAS, an Exclusive Call Option Agreement was entered into by and among the Parties on September 8, 2020 (the “Exclusive Call Option Agreement”) under which the Pledgors and the other shareholders of the Company respectively grants to the Pledgee the exclusive option to purchase, subject to the terms thereof, the equity or assets of the Company.

(D)

WHEREAS, an Proxy Agreement and Power of Attorney was entered into by and among the Parties on September 8, 2020 (the “Proxy Agreement and Power of Attorney”) under which the Pledgors grants to the Pledgee the shareholders’ rights it has as one of the shareholders of the Company.

(E)	WHEREAS, the spouse of Chang Liu and the spouse of Zhan Xie respectively executed the Consent Letters on September 8, 2020 (the “Consent Letters by the Spouses”).

AND THEREFORE, the Parties agree as below:

Equity Interest Pledge Agreement

Agreement

1.	Main Agreements

The Parties hereto acknowledge and confirm that the main agreements under the pledge guarantee hereunder consist of the Exclusive Management Services and Business Cooperation Agreement, the Exclusive Call Option Agreement, the Proxy Agreement and Power of Attorney, the Consent Letters by the Spouses, and other varied agreements entered into by and among the Pledgors, the Company and/or the Pledgee from time to time.

2.	Pledge

2.1

The Pledgors unconditionally and irrevocably pledge to the Pledgee all of the equity it holds of the Company and the equity arising out of new capital they newly contribute to the Company subject to Section 5.3 hereof (including any and all interest or dividends accruing from the foregoing equity) (the “Pledged Equity”) as the guarantee for the performance by the Pledgors and the Company of all obligations under the Main Agreements.

3.	Guarantee Scope

3.1

The scope of the guarantee by the Pledged Equity under this Agreement shall include all obligations of the Pledgors and the Company under the Main Agreements, including but not limited to the borrowings and their interest (if applicable) under the Main Agreements, all service costs receivable by the Pledgee, all other balance due and debts payable to the Pledgee (including but not limited to any amounts payable to the Pledgee’s affiliates), the liquidated damages (if any), the costs and expenses incurred due to exercise of the rights as a creditor and/or the pledge rights (including but not limited to the attorney’s fee, arbitration costs, costs for assessment and auction of the Pledged Equity, et cetera) and any other related costs and expenses. To avoid doubt, the pledge scope shall not be limited by or subject to neither the shareholders’ contribution amounts nor the amount of the creditors’ rights registered with the competent administration of industry and commerce, or the competent market supervision and management administration, with which the Company is affiliated (the “AIC”).

3.2

In case the AIC requires to clarifying the amount of the main creditors’ rights during handling of the equity pledge registration, the Parties agree, for the sole purpose of handling such equity pledge registration, that the amount of the creditors’ rights under the Main Agreements shall be registered as CNY five million (5,000,000.00) plus the amounts of any and all breach of contract liability and damages under the related agreements. The Parties further explicitly confirm that for the purpose of handling the equity pledge registration, the foregoing amount shall impair or limit any rights or interests the Pledgee has under the applicable Main Agreements and this Agreement

4.	Pledge Term

4.1

The pledge shall be continuously effective. The term of pledge will terminate on the earliest of the following: (i) the date on which all Main Agreements have been fully performed, ceased to be effective or terminated (subject to the latest date) and all outstanding guaranteed debts have been paid or otherwise discharged, (ii) the date on which the Pledgee exercises the pledge rights pursuant to the terms and conditions of this Agreement for the purpose of fully realizing the rights it has against the guaranteed debts and the Pledged Equity, or (iii) the date on which the Pledgors transfer, subject to the Exclusive Call Option Agreement, all of their equity to the Pledgee or any third party nominated by the Pledgee and no longer hold any equity of the Company.

4.2

During the effective term of the pledge, in the event any of the shareholders, or the Company or its subsidiaries fail to perform its or their respective obligations under the Main Agreements, the Pledgee will have the right to dispose the Pledged Equity pursuant to the provisions of this Agreement.

Equity Interest Pledge Agreement

4.3

The Pledgee shall have the right to collect any and all dividends or other distributable interests arising out of the equity, and to decide, on its own, the distribution or disposal of such dividends or interests.

5.	Registration

5.1

The Company shall (i) on the date of execution of this Agreement, register the pledge in, and provide to the Pledgee, the Company’s Shareholders’ Register, and (ii) within the practically shortest time after execution of this Agreement but not later than thirty (30) working days after execution of this Agreement, submit to the AIC the pledge registration application and obtain the certification document(s) regarding completion of handling of pledge registration. The shareholders and the Company shall submit and provide all documents and procedures required by the PRC laws and regulations and the competent AIC, so as to ensure the completion of the applicable registration procedures as soon as possible after submission of the pledge to the AIC.

5.2

Without limiting any provisions under this Agreement, during the term of pledge, the original of the Company’s Shareholders’ Register shall be kept custody by the Pledgee or any other person(s) nominated by the Pledgee.

5.3

The Pledgors, after firstly obtaining the Pledgee’s consent, may increase its contributions to the Company provided, however, that any of the Pledgors’ contributions to the Company shall be subject to the provisions of this Agreement, and that all the increased contributions shall fall into the Pledged Equity. The Company shall promptly change its Shareholders’ Register pursuant to Section 5 above, and shall change the registration of pledge at the AIC(s) within five (5) working days.

6.	Representations and Warranties of the Pledgors and the Company

6.1

The Pledgors are the sole lawful owner of the Pledged Equity, and there is no actual or potential dispute in ownership related to the Pledged Equity. The Pledgors have the right to dispose any of all the Pledged Equity subject to no limitation from any third party.

6.2	The Pledgors have not created any encumbrance or other liens on the Pledged Equity except those set forth in this Agreement and the Exclusive Call Option Agreement.

6.3

The Company is a limited liability company officially incorporated and validly existing pursuant to PRC laws, is officially registered at the competent administration of industry and commerce and has passed all annual inspections. The registered capital of the Company is CNY five million (5,000,000.00) and has been fully paid.

6.4

The Pledgors and the Company fully understand the contents of this Agreement, and their execution and performance of this Agreement are out of free will, and all of their expressions of intent are true. The Pledgors and the Company have, upon the Pledgee’s reasonable request, taken all necessary action, obtained all corporate authorizations necessitated for execution and performance of this Agreement and executed all necessary documents, and have obtained the consents and approvals (if applicable) from the governmental authorities and third parties, so as to ensure the legality and validity of the pledge hereunder.

Equity Interest Pledge Agreement

6.5

Its execution, delivery or performance of this Agreement will not: (i) result in breach of any applicable PRC laws, (ii) be in conflict with the Company’s articles of association or other organizational documents, (iii) result in breach of, or constitute a default under, any contracts or documents to which it is a party or which have binding force upon it, (iv) result in breach of any conditions for issuance and/or continuous validity of any licenses or permits which have been issued to any party, or (v) result in cancellation of, or imposition of additional conditions for, any licenses or permits that have been issued to any party.

7.	Further Undertakings and Warranties of the Pledgors and the Company

7.1	The Pledgors and the Company hereby undertake to the Pledgee that during the effective term of this Agreement:

7.1.1

Without the Pledgee’s prior written consent, the Pledgors will not transfer the Pledged Equity, or create or permit creation of, any encumbrance or other liens on the Pledged Equity, or grant to any person to exercise any interests or options related to the Pledged Equity or other rights with respect thereto, or otherwise dispose the Pledged Equity, except as necessitated for performance of the Exclusive Call Option Agreement.

7.1.2

The Pledgors and the Company shall comply with the provisions of all laws and regulation applicable to pledge, and shall submit to the Pledgee, within five (5) working days after receipt of, and comply with, any notices, orders or suggestions regarding pledge issued or prepared by the competent regulatory authorities, and shall propose or file claims or complaints regarding the foregoing.

7.1.3

Neither the Pledgors nor the Company may take, or permit any person to take, any action that may damage, impair or otherwise harm the value of the Pledged Equity or the Pledgee’s pledge rights. The Pledgors and the Company shall promptly inform the Pledgee after it becomes aware of or receive any event or notice that may adversely affect any rights the Pledgee has with respect to the Pledged Equity or other obligations of the Pledgors under this Agreement. The Pledgee shall not be liable for any depreciation of value of the Pledged Equity, and neither the Pledgors nor the Company may recover or claim against the Pledgee in any form.

7.1.4

Subject to the provisions of the applicable PRC laws and regulations, the pledge under this Agreement shall be the continuous guarantee and be fully valid during the existence of this Agreement, and remains unaffected, even if the Pledgors or the Company becomes insolvent, suffers liquidation, loses capacity for conduct or has any change in organization or status or if there occurs any setoff of funds or any other events during the Parties.

7.2

The Pledgors agree that any rights obtained by the Pledgee hereunder related to pledge shall not be interrupted or impaired through any legal procedures by the Company, the Pledgors, the successors or representatives of the Pledgors, or any other persons (collectively, the “Related Persons”). The Pledgors warrant to the Pledgee that they have made all proper arrangements and executed all necessary documents, to ensure that upon their death, loss of capacity for conduct, bankruptcy, divorce or occurrence of any other circumstance that may adversely affect their exercise of equity, the performance of this Agreement will not be affected or impaired by their successors, guardians, creditors, spouses or any other persons that may obtain the equity or rights related thereto accordingly.

7.2.1

Without the Pledgee’s prior written consent, the Related Persons shall not amend, change or modify the Company’s memorandum of association or articles of association, or increase or decrease the Company’s registered capital, or change the Company’s registered capital structure in any form.

Equity Interest Pledge Agreement

7.2.2

Without the Pledgee’s prior written consent, the Related Persons shall not sell, transfer, mortgage or dispose, in any form, any assets of the Company or any subsidiaries of the Company or any legal or beneficial interests in the business or revenue of the Company or permit creation of any encumbrance related thereto.

7.2.3

Without the Pledgee’s prior written consent, the Related Persons shall not distribute dividends, make property distributions, decrease of capital, initiation of liquidation procedures or make distributions in any other form, to or against the shareholders by any method. Any distributions, including but not limited to the distributed property or the remaining property under liquidation, shall be deemed to be part of the pledge.

7.2.4

Without the Pledgee’s prior written consent, the Related Persons shall not commit any act that will or may result in depreciation of the Pledged Equity or impair the validity of the pledge of this Agreement. In the event there is any depreciation in the value of the Pledged Equity that will impair the Pledgee’s rights, the Related Persons shall promptly notify the Pledgee and upon the Pledgee’s reasonable request, provide as guarantee other property to the Pledgee’s satisfaction and take necessary action to solve the foregoing events or reduce their adverse effects.

7.3

For the purpose of protecting or perfecting the encumbrance created hereunder regarding payment of amounts under the Main Agreements, the Pledgors hereby undertake that they will honestly execute, and procure other parties related to the pledge to execute, all certifications, agreements, contracts and/or undertakings as required by the Pledgee. The Pledgors further undertake to take, and procure other parties related to the pledge to take, any action as required by the Pledgee due to its exercise of any rights or powers hereunder, and shall provide all notices, orders and decisions related to pledge as required by the Pledgee.

7.4

The Pledgors hereby undertake to comply with and perform all warranties, undertakings, covenants, representations and conditions hereunder. The Pledgors shall compensate all losses suffered by the Pledgee arising out of or in connection with their failure to perform, or partial performance of, such warranties, undertakings, covenants, representations or conditions.

8.	Exercise of the Pledge Rights

8.1	Any of the following events will constitute an exercise event hereunder (the “Exercise Event”) (except remedies or exemption has been made, the Exercise Event will be deemed to be “continuous”):

8.1.1

Any representations, warranties or declarations made by the Pledgors or the Company under this Agreement or the Main Agreements are untrue, incomplete or inaccurate; or, the Pledgors or the Company breaches, or fails to perform any obligations or comply with any undertakings, under this Agreement or the Main Agreements.

8.1.2	Any or more of the Pledgors’ or the Company’s obligations under this Agreement or any of the Main Agreements are deemed to be illegal or invalid.

8.1.3	The Company terminates business or is dissolved, or is ordered to terminate business or dissolve, or becomes bankrupt.

8.1.4

The Pledgors and/or the Company involves any disputes, proceedings, arbitrations or administrative procedures or any other legal proceedings or governmental consultancy, action or investigation as reasonably deemed by the Pledgee to have material adverse effects upon any of the following matters: (i) the capacity for the Pledgors’ performance of their obligations under this Agreement or any of the Main Agreements, or (ii) the capacity for the Company’s performance of their obligations under this Agreement or any of the Main Agreements.

Equity Interest Pledge Agreement

8.1.5	Any other circumstances under which the Pledged Equity may be disposed pursuant to the applicable laws and regulations.

8.2

Once upon the occurrence of an Exercise Event and during the existence of such Exercise Event, the Pledgee shall have the right to exercise all rights as the guaranteed person pursuant to the effective PRC laws (including but not limited to the provisions of the Guarantee Act of the People’s Republic of China and the Property Act of the People’s Republic of China), including but not limited to:

8.2.1

to sell, auction or realize part or all of the Pledged Equity at one or more public or private trading occasions, under which situation the transaction may be carried out in cash, credit trade or future delivery; or

8.2.2

to execute, or nominate any entity to execute, an agreement with the Pledgors to purchase the Pledged Equity at the currency value as determined by reference to the market price of the pledged property.

The Pledgee shall have the right to firstly compensated regarding the costs and expenses described in Section 3 above from the price obtained by disposal of the Pledged Equity as per the manner above.

8.3

The Pledgee may directly exercise its pledge rights hereunder without firstly exercising other guarantee or rights, or taking any other action or procedures against the Pledgors and/or the Company or any other persons, or firstly exercising any other breach of contract remedies.

8.4

Upon the Pledgee’s request, the Pledgors and the Company shall take any and all legal and appropriate action to ensure the exercise by the Pledgee of its pledge rights. With respect to the foregoing, the Pledgors and the Company shall execute all documents and materials, and take all measures and action, as reasonably requested by the Pledgee.

9.	Transfer

9.1	Without the Pledgee’s prior written consent, neither the Company nor the Pledgors may transfer any of its or their rights or obligations hereunder to any third party.

9.2

Both the Company and the Pledgors hereby agree that the Pledgee may at its sole discretion transfer any of its rights or obligations hereunder only after issuing a written notice to the Company and the Pledgors regarding its transfer of its rights or obligations hereunder without obtaining consent from the other Parties regarding the transfer thereof.

9.3

The rights and obligations hereunder shall be legally binding upon each Party’s assignees and successors whether or not the transfer of such rights or obligations is caused by acquisition, reorganization, succession, transfer, assignment or any other reason.

9.4

The Pledgee may, at any time, transfer any or all of its rights or obligations under the Main Agreements to any person it nominates (whether a natural person or a legal person) under which situation, the assignee(s) shall have the same rights and obligations as those enjoyed and borne by the Pledgee under this Agreement, as if it has and bears such rights and obligations as is a party to this Agreement. Upon transfer by the Pledgors of their rights and obligations under the Main Agreements, the Pledgors and/or the Company shall, as required by the Pledgee, execute the applicable agreements and documents in connection therewith (including but not limited to execution with the assignees of a new equity interest pledge agreement of the contents and format consistent with this Agreement).

Equity Interest Pledge Agreement

9.5

In case the Pledgee hereunder is changed due to the Pledgee’s transfer as described above, the parties to the new pledge shall newly execute the equity interest pledge agreement, and the Pledgors and the Company shall assist the assignees to handle all formalities regarding change of equity pledge registration (if applicable).

9.6

In the event that any of the Pledgors discontinues to own any equity of the Company, it shall be automatically deemed that such Pledgor shall discontinue to be a party to this Agreement. In the event that any third party becomes a shareholder to this Company, the Company and all then currently Shareholders shall try their best efforts to procure such third party to execute appropriate legal documents to become one of the Pledgors hereunder as soon as possible.

10.	Termination

10.1	Without the Pledgee’s written consent, neither the Pledgors nor the Company nay terminate this Agreement under any circumstance.

10.2

This Agreement shall terminate upon expiry of the pledge term pursuant to Section 4 above. Upon or after the termination of this Agreement, the Pledgee shall, as required by the Pledgee and within the reasonably and practically shortest time, terminate the pledge of the Pledged Equity hereunder, and cooperate the Pledgors to handle deregistration of the pledge of equity recorded in the Company’s Shareholders’ Register and deregistration of the pledge at the competent AIC.

11.	Confidentiality

The Parties hereby acknowledge that any and all oral or written communications regarding this Agreement shall be confidential information. Each Party shall keep confidential all of the aforesaid information, and without written consent from the other Parties, shall not disclose to any third party any related information except the information that: (a) has entered or will enter the public domain for any reason except as being publicly disclosed by the receiving party, (b) is disclosed subject to the applicable laws or regulations or stock exchange requirements, or (c) that has to be disclosed by any Party to its legal counsels or financial consultants with respect to the transactions contemplated hereunder who must be bound by the obligations of confidentiality similar to those under this paragraph. In case any employee or agency employed by any Party discloses any confidential information, it shall be deemed that such Party discloses such confidential information and shall bear the breach of contract liability accordingly. The provisions under this paragraph shall survive the termination of this Agreement for any reason.

12.	Breach of Contract Liability

12.1

In the event that any party fails to perform any of its obligations hereunder or that any of its representations or warranties hereunder is essentially inaccurate or incorrect, such party shall be in default of this Agreement and shall compensate all actual economic losses suffered by the other parties. And this Section 12 shall not affect the Pledgee’s any other rights under this Agreement.

12.2	This Section shall be legally binding whether or not this Agreement is amended, cancelled or terminated.

Equity Interest Pledge Agreement

13.	Entire Agreement and Amendment

13.1

This Agreement and all agreements and/or documents expressly mentioned or incorporated herein shall constitute the entire agreement regarding the subject matters herein, and shall supersede all oral agreements, contracts, understandings and communications previously entered into by and among the Parties regarding the subject matters herein, including but not limited to the Equity Interest Pledge Agreement entered into on May 7, 2020 by and among Beijing Yiqi Education & Technology Co., Ltd., Beijing Yiqi Education Information Consultation Co., Ltd., Chang Liu and Dun Xiao which shall terminate on September 8, 2020 and be superseded by this Agreement.

13.2

Any amendments to this Agreement shall be made in writing and will enter into force only after being signed by the Parties hereto. The amendments or revisions signed by the Parties shall form part of this Agreement and shall be of equal legal force with this Agreement.

14.	Governing Law and Dispute Settlement

14.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the settlement of any dispute hereunder shall be governed by PRC laws.

14.2

Any disputes arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission to be arbitrated in accordance with its arbitration rules effective upon application for arbitration. The arbitration award shall be final and binding upon all Parties. The place of arbitration shall be Beijing. Except for the portions submitted for arbitration, the other portions of this Agreement shall continue to be valid. The validity of this Section shall not be affected whether this Agreement is amended, cancelled or terminated.

15.	Effective Date and Term

15.1

This Agreement shall be executed and enter into force on the date first written above, as the amendment and restatement of the Equity Interest Pledge Agreement entered into on May 7, 2020 by and among Beijing Yiqi Education & Technology Co., Ltd., Beijing Yiqi Education Information Consultation Co., Ltd., Chang Liu, and Dun Xiao, and the Parties agree and confirm that the force of this Agreement shall be retroactive to September 8, 2020.

15.2	This Agreement shall be continuously effective during the existence of the pledge.

16.	Notice

16.1

Any notices or other communications hereunder issued by any Party shall be made in English or Chinese and may be sent by personal delivery, registered mail with prepaid postage or recognized express mail service or by facsimile to the recipient addresses specified by the relevant Parties from time to time. It shall be deemed that the notice has been actually delivered (a) if by personal delivery, on the date of personal delivery, (b) if by mail, on the tenth day after the registered air mail with prepaid postage is posted (subject to the postmark date), or on the fourth day after delivered to the express mail service, or (c) if by facsimile, at the receiving time indicated on the transmission confirmation slip of the corresponding documents.

16.2	The addresses of the Parties are listed below for the purpose of notification:

To the Pledgee:

Address: [***]

Recipient: Chang Liu

Telephone: [***]

Equity Interest Pledge Agreement

To the Pledgors:

Address: [***]

Recipient: Chang Liu

Telephone: [***]

To the Company:

Address: [***]

Recipient: Chang Liu

Telephone: [***]

16.3	Any Party may send a notice to the other Parties pursuant to this Section to change its recipient address of notification from time to time.

17.	Severability

In case any provision hereunder is deemed to be invalid or unenforceable due to inconsistency with any applicable laws, such provision shall be invalid or unenforceable to the extent such law is applicable, and the validity, legality or enforceability of the other provisions hereunder shall not be affected. The Parties shall, through good faith negotiations, try to replace such invalid, illegal or unenforceable provisions with an effective provision that is legally permitted and satisfies the Parties’ expectation to greatest extent, and the economic results caused by such effective provisions shall be similar to the economic results caused by such invalid, illegal or unenforceable provision as far as possible.

18.	Counterparts

This Agreement is made by the Parties in four (4) originals of equal legal force, one (1) for each Party. This Agreement may be signed through one or more counterparts.

[The following is the signature page(s)]

Equity Interest Pledge Agreement

In witness thereof, the Parties cause this Agreement to be signed on the date first written above.

Beijing Yiqi Education & Technology Co., Ltd.
Seal: (Public Seal) /s/ Beijing Yiqi Education & Technology Co., Ltd.

By: /s/ Chang Liu
Authorized Representative: Chang Liu

Beijing Yiqi Education Information Consultation Co., Ltd.
Seal: (Public Seal) /s/ Beijing Yiqi Education Information Consultation Co., Ltd.

By: /s/ Chang Liu
Authorized Representative: Chang Liu

Chang Liu
By: /s/ Chang Liu

Zhan Xie
By: /s/ Zhan Xie

Equity Interest Pledge Agreement

Shareholders’ Register of Beijing Yiqi Education Information Consultation Co., Ltd.

(Compiled on September 8, 2020; the corporate registered capital is CNY 5,000,000.00 and the paid-up capital is CNY 5,000,000.00)

No.	Name of Shareholder	ID Card No.	Address	Contribution Amount (Equity Percentage)	Contribution Methods	Pledge Information Pledgee(s)
001	Chang Liu	[***]	[***]	CNY 4,950,000.00 (99%)	Currency	Already pledged to Beijing Yiqi Education & Technology Co., Ltd.
002	Zhan Xie	[***]	[***]	CNY 50,000.00 (1%)	Currency	Already pledged to Beijing Yiqi Education & Technology Co., Ltd.

Beijing Yiqi Education Information Consultation Co., Ltd.
(Public Seal) /s/ Beijing Yiqi Education Information Consultation Co., Ltd.
Signature	:	/s/ Chang Liu
Name	:	Chang Liu
Title	:	Statutory Representative
Date	:	September 8, 2020